Exhibit 10.16
SEVERANCE PROTECTION AGREEMENT
     This Severance Protection Agreement (the “Agreement”) is made and entered into by and between Alison Alfers (the “Employee”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”), effective as of June 1, 2008.
R E C I T A L S
     A. Employee is a member of the Company’s executive and management team.
     B. The Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide Employee with a severance benefit in the event Employee’s employment is terminated without Cause (as defined below) or Employee resigns his or her employment for Good Reason (as defined below) in order to avoid distraction of Employee due to uncertainty about his or her future role with the Company.
     C. The Company wishes to provide Employee with certain protections with respect to Employee’s stock option awards in the event the event Employee’s employment is terminated without Cause (as defined below) or Employee resigns his or her employment for Good Reason (as defined below)
     D. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.
     E. Certain capitalized terms used in the Agreement are defined in Section 5 below.
     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1.  At-Will Employment; Term of Agreement. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. Nothing in this Agreement shall confer upon Employee any right to continued employment with the Company or any successor to the Company. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments or benefits other than as provided by this Agreement, or as may otherwise be available in accordance with the terms of Employee’s other employment-related agreements with the Company and/or the Company’s established employee plans and written policies at the time of termination (collectively, the “Other Severance-Related Agreements”). The terms of this Agreement shall terminate upon the earliest of (i) the date on which Employee ceases to be employed by the Company other than because of an involuntary termination without Cause or Resignation for Good Reason, (ii) the date that all obligations of the parties hereunder have been satisfied, (iii) two (2) years following the closing of any Change in Control if a Change in Control has closed on or prior to the third anniversary of the date of this Agreement, or (iv) the third anniversary of the date of this

Agreement if no Change in Control has closed as of such third anniversary. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the term of this Agreement.
          2. Severance.
               2.1 Involuntary Termination Benefit — Termination Prior to a Change in Control. Upon Employee’s involuntary termination of employment by the Company (other than a termination for Cause or due to death or Disability) or Employee’s termination of employment with the Company for Good Reason prior to a Change in Control, Employee shall be entitled to a lump sum payment in an amount equal to one (1) times the sum of (i) Employee’s annual base salary as of the date of such termination, plus (ii) Employee’s Bonus Amount.
               2.2 Involuntary Termination Benefit — Termination Upon or Following a Change in Control. Upon Employee’s involuntary termination of employment by the Company (other than a termination for Cause or due to death or Disability) or Employee’s termination of employment with the Company for Good Reason upon or following a Change in Control, Employee shall be entitled to a lump sum payment in an amount equal to one and one-half (1.5) times the sum of (i) Employee’s annual base salary as of the date of such termination, plus (ii) Employee’s Bonus Amount.
               2.3 Welfare Benefits. In the event Employee is entitled to benefits pursuant to Section 2.1 or 2.2 above, the Company shall continue to provide all welfare benefits provided to Employee immediately before such termination (including, without limitation, health and life insurance, but excluding disability insurance) for a period following Employee’s termination of employment equal to the period with respect to which Employee’s Base Salary is paid as severance, at the Company’s sole cost; provided, however, that to the extent Employee becomes re-employed and eligible for benefits with another employer prior to the expiration of such period, Employee will elect such benefits and promptly notify the Company so that the Company will have no further obligation to provide benefits under this Section 2.3 unless, and then only to the extent that, the benefits that are being provided by the Company are more favorable than such benefits provided by the other company.
               2.4 Treatment of Equity Awards Upon a Change in Control. Upon the occurrence of a Change in Control, all of Employee’s equity awards in the Company (including, without limitation, any stock options, restricted stock units, and restricted stock awards) shall vest and, to the extent applicable, shall (i) become exercisable and (ii) remain outstanding for the period specified in the applicable award agreement.
               2.5 Accrued Obligations. In all events, promptly following Employee’s termination of employment for any reason, the Company shall pay to Employee (or, as applicable, Employee’s estate): (a) any unpaid portion of Employee’s accrued base salary and accrued Paid Time Off; (b) any amounts payable to Employee pursuant to the terms of any pension or welfare benefit plan, and (c) any expense reimbursements payable pursuant to the Company’s reimbursement policy.

               3. Release of Claims. The payment and provision of any and all severance benefits pursuant to this Agreement shall be conditioned upon and subject to execution of a Release of Claims by Employee at the time of termination of employment in the form attached to this Agreement as Exhibit A. All lump-sum payments due pursuant to this Agreement shall be payable at the time specified in such Release of Claims. The payments described in Section 2.5 are not subject to Employee’s execution of a Release of Claims.
               4. Termination for Cause; Voluntary Resignation Other Than for Good Reason; Death or Disability. Upon Employee’s termination for Cause or Employee’s voluntary resignation other than for Good Reason, or Employee’s termination of employment due to death or Disability, Employee shall not be entitled to any severance payments or to any other benefit under the terms of this Agreement.
               5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
                    (a) Bonus Amount. “Bonus Amount” shall mean the average of actual annual bonuses payable to Employee with respect to the two fiscal years immediately preceding the year which the Employee’s employment terminates (or, if Employee was an employee for less than two full fiscal years preceding such termination, Employee’s actual annual bonus for the fiscal year preceding the year of termination); provided, however, in the event Section 2.2 applies, the Bonus Amount shall be the Employee’s target bonus for the year in which the Change in Control occurs.
                    (b) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
               (i) Any person (other than persons who are employees of the Company at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, (A) securities acquired directly from the Company or its affiliates by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board;
               (ii) The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
               (iii) The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets; or

               (iv) The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
                    (c) Cause. “Cause” shall mean:
                         (i) conviction of a felony or a crime involving fraud or moral turpitude; or
                         (ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Company; or
                         (iii) intentional or reckless conduct or gross negligence materially hannful to the Company or the successor to the Company after a Corporation Transaction, including violation of a non-competition or confidentiality agreement; or
                         (iv) willful failure to follow lawful instructions of the person or body to which Employee reports; or
                         (v) gross negligence or willful misconduct in the performance of Employee’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of Employee’s job objectives.
                    (d) Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Employee from performing substantially all of Employee’s duties associated with Employee’s position or title with the Company for at least 90 days in a 12-month period.
                    (e) Resignation for Good Reason. Resignation for “Good Reason” shall mean Employee’s voluntary termination, upon 30 days prior written notice to the Company, following:
                         (i) a material reduction or change in Employee’s job duties, responsibilities and requirements inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements;
                         (ii) any reduction of Employee’s base compensation; or
                         (iii) Employee’s refusal to relocate to a facility or location more than thirty (30) miles from the Company’s current location.

          6. Golden Parachute Provisions. If Employee becomes entitled to the payments, benefits and equity acceleration described in Sections 2.1 through 2.4 and such payments and benefits, together with any other payments or transfers of property (collectively the “Severance Payments”), constitute “parachute” payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay an additional amount (the “Gross-Up Payment”) to Employee. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Employee, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Employee would have retained if no Excise Tax has been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by nationally recognized registered public accountants or tax counsel selected by the Company, who shall apply the following assumptions: (i) Employee shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Employee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Employee’s residence as of the effective date of Employee’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes. The Gross-Up Payment shall be made within five business days after the effective date of Employee’s termination or resignation, provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Employee within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the effective date of Employee’s termination or resignation. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Employee within five business days after written demand. In all events, any Gross-Up Payment made pursuant to this Section 6 shall be paid to Employee no later than the end of the calendar year following the year in which the related taxes are remitted to the applicable taxing authority. If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Employee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee, to the extent the repayment results in a reduction in or refund of Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional Gross-Up Payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.
          7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this

Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
          9. Proprietary Information, Invention and Non-Competition Agreement. Employee acknowledges and agrees that the provision of benefits hereunder by the Company is subject to Employee’s compliance with the Company’s Proprietary Information, Invention and Non-Competition Agreement attached hereto as Exhibit B, and that no benefits shall be provided hereunder in the event Employee violates such Agreement.
          10. Miscellaneous Provisions.
               (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement (including without limitation, Section 2.3), shall any such benefit be reduced by any earnings or benefits that Employee may receive from any other source.
               (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (c) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to Employee’s severance pay, benefits and privileges in the event of a termination of Employee’s employment with the Company, superseding all negotiations, prior discussions and agreements, written or oral, concerning said severance arrangements, other than the Other Severance-Related Arrangements. For the avoidance of doubt, Employee’s Severance Agreement dated December 13, 2007 is superseded by this Agreement and no benefits shall be provided thereunder.
               (d) Non-Duplication of Benefits. Any compensation or benefits payable under the terms of this Agreement will be offset and not augmented by other compensation or benefits of the same or similar type payable under any Other Severance-Related Arrangement. It is intended that this Agreement not duplicate benefits Employee is entitled to under the Company’s regular severance policy, any related policies, or any other contracts, agreements or arrangements between Employee and the Company. Notwithstanding the foregoing, for the avoidance of doubt, the benefits payable hereunder shall not be affected by any amounts payable to Employee pursuant to the DigitalGlobe, Inc. Sale Bonus Plan.
               (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without reference to conflict of laws provisions.
               (f) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
               (g) Jurisdiction, Venue and Waiver of Jury Trial. EMPLOYEE AND THE COMPANY AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF EMPLOYEE AND THE COMPANY, THEIR SUCCESSORS AND ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS IN DENVER, COLORADO. EMPLOYEE AND THE COMPANY EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HIS/HER OR ITS PERSON BY ANY COURT SITUATED IN DENVER, COLORADO, HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO EMPLOYEE AND THE COMPANY AT THEIR ADDRESSES SET FORTH ABOVE AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER SUCH PROCESS SHALL HAVE BEEN DEPOSITED IN THE U.S. MAIL, POSTAGE PREPAID. EACH PARTY WAIVES TRIAL BY JURY, ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.
               (h) Legal Fees and Expenses. The parties shall bear their own expenses, legal fees and other fees incurred in connection with this Agreement.
               (i) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (i) shall be void.

               (j) Employment Taxes. Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
               (k) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee.
               (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
               (m) Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, he or she is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Employee’s termination of employment with the Company, or (b) the Employee’s death. The provisions of this Section 10(m) shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGITALGLOBE, INC.		ALISON ALFERS

By:	/s/ Yancey Spruill	/s/ Alison Alfers

Employee Signature
Title:	V.P. & Chief Financial Officer

Exhibit A
RELEASE OF CLAIMS
     This Release of Claims is entered into by and between DigitalGlobe, Inc., a Colorado corporation (the “Company”), and Alison Alfers (“Employee”). It is entered into pursuant to the terms of a Severance Protection Agreement (the “Agreement”) between Employee and Company dated , 2008 and in order to resolve amicably all matters between Employee and the Company concerning the Agreement and Employee’s termination of employment with the Company and benefits payable to Employee under the terms of the Agreement.
     1. Termination of Employment. Employee’s employment with the Company has been terminated as a result of a Change in Control, an Involuntary Termination Without Cause or a Voluntary Resignation for Good Reason, as defined in the Agreement, by which Employee became eligible for benefits upon termination of employment.
     2. Severance Pay. On the eighth day following the execution of this Agreement by Employee (or on the next business day, if the eighth day is a weekend day or a holiday), the Company agrees to pay to Employee as a payment of all monetary amounts due to Employee under the terms of the Agreement the lump sum of $      , less customary employee withholdings. Employee is also eligible for certain other continuation of benefits under the terms of the Agreement. Employee acknowledges that Employee has no entitlement to said benefits except according to the terms of the Agreement, which includes a requirement that Employee execute this Release of Claims. For the avoidance of doubt, any amounts payable to Employee pursuant to the DigitalGlobe, Inc. Sale Bonus Plan are not released hereby.
     3. Sole Entitlement. Employee acknowledges and agrees that no other monies or benefits are owing to Employee except as set forth in the Agreement.
     4. Return of Property and Documents. Employee states that Employee has returned to the Company all property and documents of the Company which were in Employee’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.
     5. Confidentiality, Nondisparagement, Noncompetition, and Nonsolicitation Agreement. Employee agrees to abide by the terms of any confidentiality, nondisparagement, nonsolicitation, and non-competition agreement(s) that Employee previously executed in connection with his or her employment with the Company. Employee agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products or services. The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Employee. For a period of two (2) years following Employee’s termination of employment with the Company, Employee agrees not to solicit, directly or indirectly, any employees of the Company, for employment with any other employer.

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     6. Release. Employee (for him/herself, his/her agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (hereinafter the “Releasees”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Employee has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Employee, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder.
     In light of the intention of Employee (for him/herself, his/her agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Employee expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation. Section 1542 reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency. However, Employee acknowledges that, in accordance with this Release, he or she has no right to recover any monies on behalf of him/herself, his/her agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.
     7. No Actions Pending. Employee agrees that he/she has not filed, nor will he/she file in the future, any claims, actions or lawsuits against any of the Releasees relating to Employee’s employment with the Company, or the termination thereof.
     8. No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing or liability by any party hereto.
     9. Entire Agreement; Miscellaneous. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter

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specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado. Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.
     10. Waiting Period and Right of Revocation. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS AWARE AND IS HEREBY ADVISED THAT EMPLOYEE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH EMPLOYEE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF EMPLOYEE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EMPLOYEE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY. EMPLOYEE ALSO ACKNOWLEDGES THAT EMPLOYEE IS AWARE AND IS HEREBY ADVISED OF EMPLOYEE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS AGREEMENT, EMPLOYEE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.
     11. Attorney Advice. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS AWARE OF EMPLOYEE’S RIGHT TO CONSULT AN ATTORNEY, THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.
     12. Understanding of Agreement. Employee states that Employee has carefully read this Agreement, that Employee fully understands its final and binding effect, that the only promises made to Employee to sign this Agreement are those stated above, and that Employee is signing this Agreement voluntarily.

Dated:	June 1, 2008	/s/ Alison Alfers

Alison Alfers

Dated:	June 1, 2008	DIGITAL GLOBE, INC.

		By:	/s/ Authorized Signatory

Title:

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Exhibit B
Employee Proprietary Information, Invention
and Non-Competition Agreement

Alison Alfers	Longmont, CO
I acknowledge that, during my employment with DigitalGlobe Inc, (DigitalGlobe) I shall be in a position of confidence and trust, and shall have access to various data, technical developments and improvements, processes, tools, customer data and relationships, business plans, customer lists, marketing programs, price lists, salary and human resource information and other trade secrets and/or confidential information relating to the business of DigitalGlobe. I further recognize that, in providing highly specialized services for a wide variety of customers within an increasingly competitive global market, DigitalGlobe has a proprietary interest in all trade secret and other confidential information that I may acquire during the course of my employment which, if disclosed to competitors, would cause DigitalGlobe to suffer immediate and substantial injury. In addition, I acknowledge that I am a member of DigitalGlobe’s executive and management staff. Thus, I recognize that it is in DigitalGlobe’s legitimate business interest to restrict my use of such trade secrets and confidential or proprietary information for any purpose other than the discharge of my employment duties at DigitalGlobe, and accordingly enter into this Proprietary Information, Invention and Non-Competition Agreement (herein “Agreement”).
Therefore, in consideration of my employment (it being understood that this Agreement does not itself give me rights to employment or continued employment) by DigitalGlobe or by any of its subsidiaries, including any business entity of DigitalGlobe or any of its subsidiaries (such corporation, its successors and the subsidiaries of such corporation or of its successors being hereinafter individually and collectively called ‘DigitalGlobe° or “the Company”), I agree as follows:
1.	I will not directly or indirectly during or after the term of my employment:
(a)	transfer or allow to be transferred, any information that is classified for purposes of national security, to any person, firm or organization not authorized to receive it; or

(b)	transfer, or allow to be transferred, any of the Company’s proprietary data or information, whether relating to products, equipment, inventions, ideas, designs, processes, research, software, customers, personnel, or otherwise, and including, without limitation, any of the Company’s manufacturing, technical or scientific know-how, methodologies, customers’ data, marketing programs, suppliers, pricing or bidding strategies, bids or proposals submitted or contemplated, customer contracts, and salary and human resource information or practices, to any person, firm or organization not authorized by the Company to receive it, or to use any of such proprietary data or information other than for the sole benefit of the Company; or

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(c)	transfer, or allow to be transferred, any drawing, sketch, layout, formula, specification, report, written manufacturing, technical, or business information or the like owned by the Company, or any copy thereof, to any person, firm or organization not authorized by the Company to receive it; or

(d)	transfer, or allow to be transferred, any information that is not generally known outside the Company or that is designated by the Company as “Confidential” or “Restricted Confidential” or is similarly designated, to any person, firm or organization not authorized by the Company to receive it, or to use any of such designated information other than for the sole benefit of the Company; or

(e)	transfer, or allow to be transferred, any information not generally publicly known that is designated by a third party as “limited”, “private”, “confidential”, “proprietary” or is similarly designated, that the Company is contractually or otherwise obligated to protect from unauthorized disclosure, to any person, firm or organization not authorized by the Company to receive it, or use any such third party information other than for the benefit of the Company for purposes authorized by the Company; or

(f)	transfer, or allow to be transferred, any information pertaining to technology that has been deemed to be “controlled technology” as defined by the United States Department of Commerce, Bureau of Export Administration (BXA).
2.	I will keep myself informed of the Company’s policies and procedures for safeguarding Company-controlled property, including all proprietary data and information, and will strictly comply therewith at all times. I will not, except when authorized by the Company, remove any Company-controlled property from Company premises. I will return to the Company, immediately upon termination of my employment or upon my transfer within the Company, all Company-controlled property in my possession or control.

3.	I will grant and do hereby grant to the Company the sole and exclusive ownership of (including the sole and exclusive right to reproduce, use or disclose for any purpose) any and all reports, articles, books, recordings, audio-visual works, drawings, blueprints, data, software, firmware, writings and technical information and copyrights in the foregoing made or prepared by me alone or with others during the term of my employment, whether or not made or prepared in the course of my employment, that relate to the Company’s business or to apparatus, compositions of matter or methods pertaining to the Company’s business. I acknowledge that all such materials are the property of the Company within the scope of paragraph 1(b) and 1(c) above.

4.	I will advise the Company’s Legal Department in writing in detail of each invention, whether or not patentable, made or conceived during the term of my employment by me alone, or with others. I will assign, and do hereby assign, to the Company or to its nominee, all my right, title and interest in each invention without further consideration. During or after the term of my employment, I will execute, acknowledge and deliver such assignments, affidavits, and other instruments prepared by the Company or its nominee, and do such other things as will assist the Company, or its nominee to obtain patents on

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such invention in any and all countries, all without further consideration, other than reimbursement of my expenses. I acknowledge that the expenses for which I might request reimbursement from the Company be limited to mailing charges and notary fees and other such expenses authorized in writing in advance by the Company, or its nominee.

5.	There are excluded from the operation of paragraph 4:
(a)	all patents issued in my name, alone or with others, prior to the date of my first employment by the Company; and inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, and:
(1)	do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development

(2)	which do not result from any work performed by me for the Company; and
(b)	the inventions that are listed in the Appendix of this Agreement.
6.	To the extent permitted by applicable state law, I agree that I shall not, during my employment at DigitalGlobe and for a period of one (1) year after the termination of my employment at DigitalGlobe, directly or indirectly:
(a)	recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three month period immediately preceding the date of termination of my employment, for the purpose of employing him or her or obtaining his or her services or otherwise causing him or her to leave his or her employment with the Company;

(b)	solicit or divert to any competing business any customer or prospective customer to which I had contact during the eighteen (18) months prior to leaving DigitalGlobe unless previously approved by DigitalGlobe in writing; or

(c)	become employed by or perform professional services of the type I provided while employed by DigitalGlobe, for any competitor of DigitalGlobe in its direct business lines, including, but not limited to, satellite and aerial imagery operations, product distribution, mapping and other value added services, by directly or indirectly taking any of the following actions:
(1)	owning, managing, operating, joining, controlling or providing services to any entity, regardless of entity form or location, that engages in or is seeking to engage in the current or planned business activities of the Company;

(2)	serving as an employee, agent, consultant, officer, or director of any such entity; or

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(3)	inducing or attempting to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.
If, after termination of my employment with the Company, I violate the covenants contained in this paragraph, then the duration of the covenant shall be extended from the date I resume compliance with the covenant, reduced by the number of days following my termination that I was not in violation of the covenant.
7.	If the period of time or the area specified in Paragraph 6 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such numbers of months or the area reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as are adjudged to be reasonable.

8.	I acknowledge that the restrictions contained in this Agreement, in view of the global nature of the Company’s business, are reasonable and necessary in order to protect the legitimate interests of DigitalGlobe, and that any violation thereof would result in irreparable injuries to DigitalGlobe. In the event of any violation of any of these restrictions, I acknowledge that DigitalGlobe shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which DigitalGlobe may be entitled.

9.	This Agreement constitutes the entire Agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, and may only be changed by agreement in writing between the parties.

10.	This Agreement shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to its conflict of laws principles.

11.	This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned in whole or in part by the Company to a successor to all or substantially all of the business or assets of the Company or the sub-portion of the business or assets of the Company that relate to employee’s duties; or to any subdivision or part of the company; or to any entity which is a subsidiary or affiliate of the Company. I acknowledge that my obligations under this Agreement are binding upon my heirs, assigns and legal representatives.
I HAVE READ AND I UNDERSTAND THIS AGREEMENT AND ACKNOWLEDGE RECEIPT OF A COPY THEREOF:

/s/ Alison Alfers	6/1/08	/s/ Authorized Signatory

Alison Alfers	(Date)	(Witness)

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APPENDIX

Alison Alfers	Longmont, CO
List of unpatented inventions owned or controlled by me on the date of entering these services including documents which disclose same. (A disclosure of the inventions themselves is not called for; what is wanted is an identification of the source documents, such as patent applications, or drawings, identified by number, title and/or date.) This information should appear on the back of all two copies of this Agreement.

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